Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Employee Benefits and Investment Committee of
SunCoke Energy, Inc.:
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-183015) pertaining to the SunCoke 401(k) Plan of SunCoke Energy, Inc. of our report dated May 30, 2017 relating to the Statements of Net Assets Available for Plan Benefits of the SunCoke 401(k) Plan as of December 31, 2016 and 2015, and the related Statement of Changes in Net Assets Available for Plan Benefits for the year ended December 31, 2016, included in this annual report on Form 11-K.
/s/ Caron & Bletzer, PLLC
Kingston, NH
May 30, 2017

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